Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Gary J. Ortale	Woody Wallace
President & CEO	EVP & CFO	The Investor Relations Company
319.356.5800	319.356.5800	312.245.2700

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS
Declares Regular Quarterly Cash Dividend

Iowa City, Iowa, April 28, 2011 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG), today reported results for its first quarter ended March 31, 2011.
Net income for the first three months of 2011 rose to $2,905,000 compared with $2,004,000 for the same period last year. After dividends and discount accretion on the Company's preferred stock, net income available to common shareholders also rose to $2,688,000, or $0.31 per diluted share, compared with net income available to common shareholders of $1,787,000, or $0.21 per diluted share, in the first quarter of 2010.
Net income for the first quarter was higher than in the same period in 2010 primarily due to:
•a 40.0% decrease in the provision for loan losses;

•
a 16.3% increase in noninterest income, due primarily to a 75.4% increase in mortgage origination and loan servicing fees and the absence of any impairment losses on the Company's investment securities portfolio; and

•	a 3.7% decrease in noninterest expense, highlighted by a 9.0% decrease in net occupancy and equipment expenses.
"We believe 2011 is off to a strong start," stated Charles N. Funk, President and Chief Executive Officer. "For the first time since our merger, we generated a return on tangible equity above 8%.  We were able to grow our balance sheet by over 2% during the quarter while at the same time maintaining a strong tangible common equity to tangible assets ratio of 8.37% and Tier 1 capital to average assets ratio of 10.58%."
Results of Operations
Net interest income for the first quarter was lower at $11,592,000, off $175,000, or 1.5%, from $11,767,000 for the first quarter of 2010. The continuing low interest rate environment's impact on loan yields and interest income on loan pool participations was greater than the beneficial effect of low interest rates on our interest expense. Loan income decreased $904,000, or 6.6%, to $12,800,000 for the first quarter of 2011, compared to $13,704,000 for the first quarter of 2010. Income from loan pool participations decreased to $354,000 for the first quarter of 2011, compared to $899,000 for the same period a year ago on a much lower level of investment. The net interest margin for the first quarter, calculated on a fully tax-equivalent basis, amounted to 3.31% or 19 basis points lower than the 3.50% net interest margin for the first quarter of 2010.
"We expect to continue battling margin compression as 2011 unfolds with short term interest rates at generational lows," stated Funk. "There has been some evidence within our footprint that loan demand is beginning to firm and we continue to work hard to find new quality lending opportunities to help offset the impact from this anticipated margin compression."
The provision for loan losses for the first quarter of 2011 was $900,000, a decrease of $600,000, or 40.0%, from $1,500,000 in the first quarter of 2010. The Company continued to increase its loan loss allowance in the first quarter by maintaining a provision for loan losses that was greater than our net charge-off activity.

Noninterest income for the quarter rose to $3,861,000, up $541,000, or 16.3%, from $3,320,000 in the first quarter of 2010, primarily due to increased mortgage origination and loan servicing fees combined with the absence of any impairment charges on the Company's investment securities portfolio. Mortgage origination and loan servicing fees totaled $877,000 for the quarter just ended, up 75.4% from $500,000 for the same period last year. The increase in mortgage origination and loan servicing fees was attributable to higher refinancing activity in single family residential loans during the first quarter of 2011 compared to the same period of 2010, as interest rates continued their low levels. The Company did not recognize any impairment losses on the investment securities portfolio during the first quarter compared to an impairment loss of $189,000 recognized in the first quarter a year ago. These improvements were partially offset by the absence of net gains on the sale of available for sale securities for the first quarter of 2011, compared with net gains of $237,000 for the same period of 2010.
Noninterest expense for the first quarter totaled $10,634,000, a decrease of $414,000, or 3.7%, from the $11,048,000 for the first quarter of 2010. Noninterest expense includes salaries and employee benefits, occupancy and equipment expense, FDIC insurance premiums, professional fees, data processing expense, and other operating expenses. The primary reasons for the lower noninterest expense for the quarter were a decrease in other operating expenses from $1,584,000 in the first quarter of 2010 to $1,423,000 for the same period of 2011, and a decrease in net occupancy and equipment expense from $1,776,000 for the quarter ended March 31, 2010 to $1,617,000 for the first quarter of 2011. The decrease in other operating expenses was primarily due to lower costs associated with other real estate owned, while the reduced net occupancy and equipment expenses were the result of management's cost control and efficiency efforts, notably the closing of three branches in late 2010.
Income tax expense was $1,014,000 for the first quarter compared with $535,000 for the same period in 2010. The higher provision was primarily due to increased income, while the average tax rate increased due to a lower relative portion of income being from tax-exempt sources.
Balance Sheet and Asset Quality
Total assets rose to $1.62 billion at March 31, 2011 from $1.58 billion at December 31, 2010. This growth resulted primarily from increased investment in securities, somewhat offset by a decrease in loan pool participation balances, with bank loans remaining virtually unchanged. The asset growth was funded by an increase in deposit balances, partially offset by a decrease in FHLB borrowings. Total deposits at March 31, 2011 rose to $1.26 billion, an increase of $43.8 million, or 3.6%, from December 31, 2010, while FHLB Advances declined $10.0 million to $117.2 million at March 31, 2011, from $127.2 million at December 31, 2010.
Total bank loans (excluding loan pool participations and loans held for sale) were slightly higher at $938.5 million at March 31, 2011, compared with $938.0 million as of December 31, 2010. This was primarily due to an increase in commercial and financial and other commercial real estate (not construction, farmland or multifamily) loans, partially offset by decreases in most other loan classes in the portfolio. At the end of the first quarter, the largest category of bank loans was commercial real estate, comprising 42% of the portfolio, of which 8% was construction, 7% farmland, and 4% multifamily. Residential real estate loans was the next largest category at 24%, then, commercial loans 23%, agricultural loans 9%, and consumer loans 2%.
During the first three months of 2011, the Company experienced an increase in nonperforming loans. Specifically, these loans totaled $23.4 million as of March 31, 2011, or 2.50% of total bank loans, compared with $19.8 million at December 31, 2010, or 2.11% of total bank loans. This increase is primarily attributable to one construction and development loan and one commercial loan with combined balances of $2.5 million being added to nonaccrual loans, coupled with an additional commercial loan totaling $0.8 million added to troubled debt restructures. Nonperforming loans at March 31, 2011 consisted of $14.5 million in nonaccrual loans, $6.7 million in troubled debt restructures and $2.2 million in loans past due 90 days or more and still accruing. Loans past-due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) were $7.0 million as of March 31, 2011 compared with $10.5 million as of December 31, 2010. While nonperforming loan levels increased during the first three months of 2011, the increase has been primarily in credits that management had already identified as weak. As of the end of the first quarter, other real estate owned (not included in nonperforming loans) totaled $3.9 million, unchanged from December 31, 2010.
"We remain confident in our ability to identify and properly reserve for problem assets," Mr. Funk noted. As of March 31, 2011, the allowance for bank loan losses was $15.4 million, or 1.64% of total bank loans, compared with $15.2 million, or 1.62% of total bank loans, at prior year end. The allowance for loan losses represented 65.70% of nonperforming loans at March 31, 2011, compared with 76.67% of nonperforming loans at December 31, 2010. Due to the early identification of potential problem loans, the Company expected to have a decline in the ratio of the allowance for loan losses to nonperforming loans. The bank had net loan charge-offs of $0.7 million in the first three months of 2011, or an annualized 0.29% of average bank loans outstanding.

Loan pool participations totaled $64.3 million at March 31, 2011, down from $68.0 million at December 31, 2010 and $83.7 million at the end of the first quarter a year ago. Loan pool participations are participation interests in performing, sub-performing and nonperforming loans that have been purchased from various nonaffiliated banking organizations. The Company entered into this business upon consummation of its merger with the Former MidWestOne in March 2008. As previously announced, the Company has decided to exit this line of business as current balances pay down.
The Company has minimal exposure in loan pools to consumer real estate, subprime credit or construction and real estate development loans. The net “all-in” yield (excluding the purchase accounting adjustment and after all expenses) on loan pool participations was 2.16% for the first quarter of 2011, down from 4.98% for the first quarter of 2010. The net yield was lower in the first quarter of 2011 due to an increase in the level of charge-offs and decreased payment collections in the portfolio. Including loan pool participations, the loan to deposit ratio was 79.4% as of March 31, 2011, compared with 82.5% as of December 31, 2010.
Investment securities totaled $505.6 million at March 31, 2011, or 31.2% of total assets, up from $466.0 million, or 29.5% of total assets, as of December 31, 2010. A total of $501.9 million of the investment securities were classified as available for sale. The portfolio consisted mainly of U.S. government agencies (15.2%), mortgage-backed securities (44.4%), and obligations of states and political subdivisions (38.5%).
Capital Adequacy
Total shareholders' equity (including the $16.0 million of senior preferred stock issued to the U.S. Treasury pursuant to the Capital Purchase Program) was $161.3 million as of March 31, 2011. The total shareholders' equity to total assets ratio was 9.97% at March 31, 2011, compared with 10.02% at December 31, 2010, while the tangible common equity to tangible assets ratio was 8.37% as of the same date, unchanged from 8.37% at December 31, 2010. Tangible common equity per share was $15.61 at March 31, 2011, up from $15.27 per share at December 31, 2010. This increase was primarily attributable to net income of $2.9 million for the three months of 2011, less the $200,000 of dividends paid during the same period on the senior preferred stock issued to the U.S. Treasury. The Company's management is currently evaluating the Company's plan for potentially redeeming the $16.0 million of senior preferred stock issued to the U.S. Treasury in February 2009 pursuant to the TARP Capital Purchase Program, including performing financial analysis as to the impact that any such redemption would have on its regulatory capital levels. Any such redemption, however, would be subject to the prior approval of the U.S. Treasury and the Federal Reserve.
Quarterly Cash Dividend Declared
On April 21, 2011, the Company's Board of Directors declared a second quarter cash dividend of $0.05 per common share, which is consistent with the dividend paid in the first quarter of 2011. The dividend is payable June 15, 2011 to shareholders of record at the close of business on June 1, 2011. At this quarterly rate, the indicated annual cash dividend is equal to $0.20 per common share.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. The Company's bank subsidiary is also headquartered in Iowa City. MidWestOne Bank has office locations in Belle Plaine, Burlington, Cedar Falls, Conrad, Coralville, Davenport, Fairfield, Fort Madison, Melbourne, North English, North Liberty, Oskaloosa, Ottumwa, Parkersburg, Pella, Sigourney, Waterloo and West Liberty, Iowa. MidWestOne Insurance Services, Inc. provides personal and business insurance services in Pella, Melbourne and Oskaloosa, Iowa. MidWestOne Financial Group, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “MOFG.”

Non-GAAP Presentations:
We have traditionally disclosed certain non-GAAP ratios to evaluate and measure our operating performance and financial condition, including our net interest margin, Tier 1 capital to average assets, and tangible common equity to tangible assets ratios. We believe these ratios provide investors with information regarding our balance sheet profitability, financial condition and capital adequacy and how we evaluate such metrics internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of
	March 31,	December 31,	March 31,
	2011	2010	2010
(in thousands)
Tangible Common Equity
Total shareholders' equity	$161,315	$158,466	$154,158
Less: Preferred equity	(15,784)	(15,767)	(15,716)
Goodwill and intangibles	(11,019)	(11,243)	(12,016)
Tangible common equity	$134,512	$131,456	$126,426
Tangible Assets
Total assets	$1,618,231	$1,581,259	$1,542,061
Less: Goodwill and intangibles	(11,019)	(11,243)	(12,016)
Tangible assets	$1,607,212	$1,570,016	$1,530,045
Tangible common equity/tangible assets	8.37%	8.37%	8.26%

Tier 1 Capital
Total shareholders' equity	161,315	158,466	154,158
Plus: Long term debt (qualifying restricted core capital)	15,464	15,464	15,464
Net unrealized (gains) losses on securities available for sale	1,330	1,826	(2,016)
Less: Disallowed goodwill and intangibles	(11,138)	(11,327)	(11,789)
Tier 1 Capital	166,971	164,429	155,817
Average Assets
Quarterly average assets	1,589,542	1,584,616	1,527,170
Less: Disallowed goodwill and intangibles	(11,138)	(11,327)	(11,789)
Average Assets	1,578,404	1,573,289	1,515,381
Tier 1 capital/average assets	10.58%	10.45%	10.28%

	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended March 31,
	2011	2010	2010
(in thousands)
Net Interest Margin Tax Equivalent Adjustment
Net interest income	$11,592	$47,865	$11,767
Plus tax equivalent adjustment:
Loans	83	324	85
Securities	533	2,038	533
Tax equivalent interest income (1)	$12,208	$50,227	$12,385
Average interest earning assets	$1,495,402	$1,466,265	$1,433,850
Net interest margin	3.31%	3.43%	3.50%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 34%

Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our authorized representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe”, “expect”, “anticipate”, “should”, “could”, “would”, “plans”, “intend”, “project”, “estimate', “forecast”, “may” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values could cause an increase in the allowance for credit losses and a reduction in net earnings; (2) our management's ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (3) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (4) fluctuations in the value of our investment securities; (5) governmental monetary and fiscal policies; (6) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and the extensive regulations to be promulgated thereunder), and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (7) the ability to attract and retain key executives and employees experienced in banking and financial services; (8) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (9) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (10) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (11) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (12) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (13) volatility of rate-sensitive deposits; (14) operational risks, including data processing system failures or fraud; (15) asset/liability matching risks and liquidity risks; (16) the risks of mergers, acquisitions and divestitures, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; and (20) other risk factors detailed from time to time in SEC filings made by the Company.

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2011	December 31, 2010
(dollars in thousands)	(unaudited)
ASSETS
Cash and due from banks	$19,085	$13,720
Interest-bearing deposits in banks	4,318	6,077
Federal funds sold	264	726
Cash and cash equivalents	23,667	20,523
Investment securities:
Available for sale	501,946	461,954
Held to maturity (fair value of $3,716 as of March 31, 2011 and $4,086 as of December 31, 2010)	3,672	4,032
Loans held for sale	279	702
Loans	938,523	938,035
Allowance for loan losses	(15,398)	(15,167)
Net loans	923,125	922,868
Loan pool participations, net	62,207	65,871
Premises and equipment, net	25,916	26,518
Accrued interest receivable	9,580	10,648
Other intangible assets, net	10,919	11,143
Bank-owned life insurance	27,001	26,772
Other real estate owned	3,874	3,850
Deferred income taxes	6,097	6,430
Other assets	19,948	19,948
Total assets	$1,618,231	$1,581,259
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$144,724	$129,978
Interest-bearing checking	472,257	442,878
Savings	75,439	74,826
Certificates of deposit under $100,000	379,326	380,082
Certificates of deposit $100,000 and over	191,412	191,564
Total deposits	1,263,158	1,219,328
Federal funds purchased	—	—
Securities sold under agreements to repurchase	46,325	50,194
Federal Home Loan Bank borrowings	117,200	127,200
Deferred compensation liability	3,698	3,712
Long-term debt	15,464	15,464
Accrued interest payable	1,964	1,872
Other liabilities	9,107	5,023
Total liabilities	1,456,916	1,422,793

Shareholders' equity:
Preferred stock, no par value, with a liquidation preference of $1,000 per share; authorized 500,000 shares; issued 16,000 shares as of March 31, 2011 and December 31, 2010	$15,784	$15,767
Common stock, $1 par value; authorized 15,000,000 shares at March 31, 2011 and December 31, 2010; issued 8,690,398 shares at March 31, 2011 and December 31, 2010; outstanding 8,624,392 share at March 31, 2011 and 8,614,790 shares at December 31, 2010	8,690	8,690
Additional paid-in capital	81,213	81,268
Treasury stock at cost, 66,006 shares as of March 31, 2011 and 75,608 shares at December 31, 2010	(918)	(1,052)
Retained earnings	57,876	55,619
Accumulated other comprehensive income (loss)	(1,330)	(1,826)
Total shareholders' equity	161,315	158,466
Total liabilities and shareholders' equity	$1,618,231	$1,581,259

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (dollars in thousands, except per share amounts)	Three Months Ended March 31,
	2011	2010
Interest income:
Interest and fees on loans	$12,800	$13,704
Interest and discount on loan pool participations	354	899
Interest on bank deposits	8	10
Interest on federal funds sold	—	—
Interest on investment securities:
Taxable securities	2,688	2,225
Tax-exempt securities	1,035	990
Total interest income	16,885	17,828

Interest expense:
Interest on deposits:
Interest-bearing checking	1,008	1,070
Savings	59	36
Certificates of deposit under $100,000	2,187	2,543
Certificates of deposit $100,000 and over	848	967
Total interest expense on deposits	4,102	4,616
Interest on federal funds purchased	—	1
Interest on securities sold under agreements to repurchase	74	76
Interest on Federal Home Loan Bank borrowings	945	1,207
Interest on notes payable	10	13
Interest on long-term debt	162	148
Total interest expense	5,293	6,061
Net interest income	11,592	11,767
Provision for loan losses	900	1,500
Net interest income after provision for loan losses	10,692	10,267

Noninterest income:
Trust and investment fees	1,273	1,234
Service charges and fees on deposit accounts	851	864
Mortgage origination and loan servicing fees	877	500
Other service charges, commissions and fees	679	584
Bank-owned life insurance income	229	167
Investment securities losses, net:
Impairment losses on investment securities	—	(189)
Less non-credit-related losses	—	—
Net impairment losses	—	(189)
Gain on sale of available for sale securities	—	237
Loss on sale of premises and equipment	(48)	(77)
Total noninterest income	3,861	3,320

Noninterest expense:
Salaries and employee benefits	5,870	5,790
Net occupancy and equipment expense	1,617	1,776
Professional fees	677	749
Data processing expense	450	457
FDIC Insurance expense	597	692
Other operating expense	1,423	1,584
Total noninterest expense	10,634	11,048
Income before income tax expense	3,919	2,539
Income tax expense	1,014	535
Net income	$2,905	$2,004
Less: Preferred stock dividends and discount accretion	$217	$217
Net income available to common shareholders	$2,688	$1,787

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	March 31, 2011	December 31, 2010	March 31, 2010
(unaudited, dollars in thousands, except per share amounts)
Per share data:
Book value per share	$18.70	18.39	$17.90
Tangible common equity per share	15.61	15.27	14.70
Financial Ratios:
Tangible common equity/tangible assets	8.37%	8.37%	8.26%
Total shareholders' equity/total assets	9.97%	10.02%	10.00%
Tier 1 capital/average assets	10.58%	10.45%	10.28%
Total bank loans/total deposits	74.30%	76.93%	80.01%
Total loans + loan pools/total deposits	79.39%	82.51%	87.02%
Asset Quality
Gross bank loans	$938,523	938,035	$954,689
Allowance for bank loan losses	15,398	15,167	14,553
Net charge-offs (YTD)	669	4,740	904
Bank loans past due 30 - 89 days	7,038	10,482	11,078
Other real estate owned	3,874	3,850	2,547
Non-performing bank loans
Non-accrual loans	$14,531	12,405	$10,790
Restructured loans	6,661	5,797	3,565
Loans 90+ days past due	2,244	1,579	1,985
Total non-performing bank loans	23,436	19,781	16,340

Gross loan pools	$64,341	68,005	$83,652
Allowance for loan pool losses	2,134	2,134	2,134
Net bank loan charge-offs/average bank loans (YTD - annualized)	0.29%	0.50%	0.38%
Nonperforming bank loans/total bank loans	2.50%	2.11%	1.71%
Nonperforming bank loans + other real estate/total assets	1.69%	1.49%	1.22%
Allowance for bank loan losses/total bank loans	1.64%	1.62%	1.52%
Allowance for loan pool losses/total loan pools	3.32%	3.14%	2.55%
Allowance for bank loan losses/nonperforming bank loans	65.70%	76.67%	89.06%

	Three Months Ended March 31,		Year Ended December 31,
	2011	2010	2010
Per share data:
Ending number of shares outstanding	8,624,392	8,609,804	8,614,790
Average number of shares outstanding	8,621,720	8,607,853	8,612,117
Diluted average number of shares	8,682,381	8,611,511	8,637,713
Earnings per common share - basic	$0.31	$0.21	$1.08
Earnings per common share - diluted	0.31	0.21	1.07
Dividends paid per common share	0.05	0.05	0.20
Performance Ratios:
Return on average assets	0.74%	0.53%	0.65%
Return on average shareholders' equity	7.41%	5.28%	6.44%
Return on average tangible common equity	8.26%	5.74%	7.14%
Net interest margin (FTE)	3.31%	3.50%	3.43%
Average Balances:
Total bank loans	$929,247	$959,568	$955,562
Total loan pools	66,347	84,267	78,150
Interest-earning assets	1,495,402	1,433,850	1,466,265
Total assets	1,589,542	1,527,170	1,559,035
Interest-bearing deposits	1,096,445	1,037,745	1,054,069
Interest-bearing liabilities	1,283,058	1,223,541	1,246,655
Stockholders' common equity	143,116	138,090	141,456
Total equity	158,891	153,798	157,190